Exhibit (d)(9)
STATE STREET INSTITUTIONAL INVESTMENT TRUST
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
     This Amendment to the Investment Advisory Agreement dated May 1, 2001, as amended prior to the date hereof (the “Advisory Agreement”), between State Street Institutional Investment Trust, a Massachusetts business trust (the “Trust”), and SSgA Funds Management, Inc., a Massachusetts corporation (the “Adviser”) is effective as of February 18, 2011 (the “Amendment”).
     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended; and
     WHEREAS, the Trust, on behalf of each series thereof listed on Exhibit I hereto (each a “Money Market Fund”), and the Adviser desire to amend the Advisory Agreement with respect to each Money Market Fund to reduce the fee payable thereunder by each Money Market Fund from 0.10% to 0.05% of such Money Market Fund’s average daily net assets; provided, however, that no amounts shall be payable by any Money Market Fund for so long as substantially all of the assets of such Money Market Fund are invested in the corresponding portfolio of the State Street Master Funds or another investment company with essentially the same investment objectives and policies as such Money Market Fund;
     NOW, THEREFORE, the parties hereby agree as follows:
1.	Section 8 of the Advisory Agreement is hereby amended and restated to read in its entirety as follows:
8.	COMPENSATION OF THE ADVISER

(a)	For so long as substantially all of the assets of each of the following Funds are invested in the corresponding Portfolio of State Street Master Funds, no fees shall be received for the services to be rendered by the Adviser under this Agreement; otherwise, the Adviser shall receive fees, payable monthly, at the following annual rates (expressed as a percentage of the average daily net assets of each Fund):

Fund	Rate
State Street Equity 500 Index Fund	0.045%
State Street Equity 400 Index Fund	0.08%
State Street Equity 2000 Index Fund	0.10%
State Street Aggregate Bond Index Fund	0.10%
(b)	For so long as substantially all of the assets of each of the following Funds are invested in the corresponding Portfolio of State Street Master Funds or another investment company with essentially the same investment objectives and policies as such Funds, no payment for services is rendered pursuant to the Agreement; otherwise, the Adviser shall be entitled to receive fees, payable monthly, at the following annual rates (expressed as a percentage of the average daily net assets of each Fund):

Fund	Rate
State Street Institutional Liquid Reserves Fund	0.05%
State Street Institutional Tax Free Money Market Fund	0.05%
State Street Institutional U.S. Government Money Market Fund	0.05%
State Street Institutional Treasury Money Market Fund	0.05%
State Street Institutional Treasury Plus Money Market Fund	0.05%
State Street Institutional Limited Duration Bond Fund	0.10%
State Street Institutional Short-Term Tax Exempt Bond Fund	0.10%
2.	Except as modified by this Amendment, all terms and conditions of the Advisory Agreement shall remain in full force and effect.

3.	This Amendment may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.

4.	The Declaration of Trust dated February 16, 2000, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the interest holders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Amendment have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.
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IN WITNESS WHEREOF, the due execution hereof as of the date first above written.

SSgA Funds Management, Inc.
By:	/s/ James Ross
	Name:	James Ross
	Title:	President

State Street Institutional Investment Trust,
on behalf of each series thereof, separately and not jointly

By:	/s/ David James
	Name:	David James
	Title:	Secretary

Exhibit I
Money Market Funds of State Street Institutional Investment Trust:
1.	State Street Institutional Liquid Reserves Fund

2.	State Street Institutional Tax Free Money Market Fund

3.	State Street Institutional U.S. Government Money Market Fund

4.	State Street Institutional Treasury Money Market Fund

5.	State Street Institutional Treasury Plus Money Market Fund